FIRST FRANKLIN MORTGAGE LOAN TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-FF3

TERMS AGREEMENT

July 25, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-FF3.

Terms of the Series 2003-FF3 Certificates:  First Franklin Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2003-FF3, Class 1-A, Class 2-A1, Class 2-A2, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class B, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of two pools of conventional, first lien, adjustable and fixed rate, fully amortizing and balloon residential mortgage loans (the “Mortgage Loans”), having a Scheduled Principal Balance as of the Cut-off Date of $770,835,784.73.  Only the Class 1-A, Class 2-A1, Class 2-A2, Class A-IO, Class M1, Class M2, Class M3, Class M4 and Class B (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class 1-A, Class 2-A1, Class 2-A2, and Class A-IO Certificates that they be rated “AAA” by Fitch Ratings (“Fitch”) and “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), (and together with Fitch, the “Rating Agencies”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “AA” by S&P and “AA” by Fitch.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A” by S&P and “A” by Fitch.  It is a condition to the issuance of the of the Class M3 Certificates that they be rated “A-” by  S&P and “A-” by Fitch.  It is a condition to the issuance of the of the Class M4 Certificates that they be rated “BBB+” by  S&P and “BBB+” by Fitch.  It is a condition to the issuance of the Class B Certificates that they be rated “BBB” by S&P and “BBB” by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about July 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriters, McKee Nelson LLP, 1919 M Street N.W., 7th Floor, Washington DC 20036 and any notices delivered to each of the Underwriter and the Depositor shall be delivered to it at 745 7th Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/Stanley Labanowski

      Name: Stanley Labanowski

      Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

   CORPORATION

By: /s/Ellen V. Kiernan

      Name: Ellen V. Kiernan

      Title:   Senior Vice President

Schedule 1

Class	Initial Certificate Principal (or Notional) Amount (1)	Certificate Interest Rate	Purchase Price Percentage

Class 1-A	$515,627,000.00	Adjustable(2)	100%
Class 2-A1	104,765,000.00	Adjustable(3)	100%
Class 2-A2	88,766,000.00	Adjustable(2)	100%
Class A-IO	254,376,000.00*(4)	6.00%	100%
Class M1	23,125,000.00	Adjustable(3)	100%
Class M2	17,344,000.00	Adjustable(3)	100%
Class M3	7,708,000.00	Adjustable(3)	100%
Class M4	7,708,000.00	Adjustable(3)	100%
Class B	3,854,000.00	Adjustable(3)	100%

______________________________

(1)

These balances are approximate, as described in this prospectus supplement.

(2)

Interest will accrue on these certificates based on an interest rate equal to the lesser of (i) a specified fixed rate of interest and (ii) the applicable net funds cap up to and including the accrual period relating to the distribution date in July 2005; thereafter, interest will accrue based on one-month LIBOR plus a specified margin, subject to the applicable net funds cap, as described in the prospectus supplement under “Distribution of the Certificates—Distributions of Interest.”

(3)

 Interest will accrue on these certificates based on an interest rate equal to the lesser of (i) one-month LIBOR plus a specified margin and (ii) the applicable net funds cap, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(4)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional amounts, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.” Interest will not be payable on the Class A-IO Certificates after the distribution date in January 2005.

*Initial Notional Balance.